EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 9, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of First Financial Northwest, Inc. and Subsidiaries, which report appears in the Form 10-K of First Financial Northwest, Inc. for the year ended December 31, 2017, and to the reference to our firm under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Everett, Washington
May 11, 2018